CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

2003 Annual Report
And Financial Statements

T A B L E O F C O N T E N T S

Annual Meeting:

The Annual Meeting of Stockholders
will be held at the Main Office of
The Canandaigua National Bank
and Trust Company
72 South Main Street
Canandaigua, New York 14424
April 14, 2004, at 1:00 p.m.

Form 10-K:

A copy of the Corporation's Form 10-K
Annual Report is available without charge
to stockholders upon written request to:
Robert G. Sheridan, Secretary
72 South Main Street
Canandaigua, New York 14424

Canandaigua National
Corporation

72 South Main Street
Canandaigua, New York 14424
Phone: 585-394-4260 or 1-800-724-2621
Fax: 585-394-4001
Internet: www.cnbank.com

President's Message	2

Board of Directors	4

Financial Highlights	5

Independent Auditors' Report	6

Consolidated Balance Sheets	7

Consolidated Statements of Income	8

Consolidated Statements of Stockholder's Equity	9

Consolidated Statements of Cash Flow	10

Notes to Consolidated Financial Statements	11

Common Stock Data	34

The Canandaigua National Bank and Trust Company Officers	35

Community Banking Offices	36

Community Advisory Committees	36

The Arthur S. Hamlin Award for Excellence	37

Arthur S. Hamlin Tribute	38

Memorials	39

New Penfield Community Office	40

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

January 30, 2004

A message from
George W. Hamlin, IV,
President
To Our Shareholders:

Looking into the future a year ago, we found ourselves faced with two major elements: the first was a reluctant economy that remained resistant to recovery for a third year; the second was the expansion of our market footprint, which was drawing to a close with the opening of our 19th facility in Brighton, and the planning of the construction of our 20th facility in Penfield. As a consequence, we were moving into the next phase of our growth strategy where our focus would be on the increase in revenues net of expenses rather than the development of new market territory per se. We planned to continue to replace higher cost "borrowed funds" with lower cost core deposits which were flowing into our expanded branch network, but we recognized the availability of new quality credits would remain scarce in an economy that continued to languish. We expected, therefore, the dollar amount of loans outstanding which generate most (80%) of our revenues would remain relatively flat year over year. We also acknowledged that this would require originations of over $122 million in order to replace the pay-down of principal which occurs during the normal course of routine maturities and amortization.

On the liability side, we expected deposits to grow in accord with our expanded footprint. This necessarily implied a growth of other earning assets such as investments in the short term while awaiting ultimate redeployment to underwrite a growth in loans to be expected if and when the economy resumed its growth. We anticipated that interest rates would remain level through the third quarter with a rise associated with a pickup in economic activity in the fourth quarter. As a consequence of this scenario, we expected to give up yield on loans as the current book continued to reprice downward throughout the year reflective of the current rate levels. Additionally, we hoped for further reduction in deposit rates as an offset with the expectation that our net interest margin would continue to compress another two or three basis points. At CNB Mortgage, we anticipated that a third year of refinancing frenzy would be unlikely in a rising interest rate environment, so we planned a significant reduction in our revenue expectations there, more in line with a normal, sustainable level of business.

Finally, the Provision for Loan Loss was budgeted at $2.3 million-matching the actual figure for the close of 2002. We were faced with a continuing reluctant economy, and, more specifically, our past dues were then trending upward, net charge-offs were up two-and-one-half times the year before, and non-performing loans were more than double. These were all expected in view of the duration of the stalled economy-certainly, not a scenario to reduce the Provision for Loan Loss, even though we were generally comfortable with the overall quality of the portfolio based on prior experience..

Our assumptions for our net interest spread were essentially borne out but finished better than expected. That is, we gave up 60 basis points of average yield on assets, but we were also able to reduce interest-bearing liabilities costs by 79 basis points. This led to an improved spread of 19 basis points, resolving to an 11 basis-point improvement in net interest margin.

What happened with respect to CNB Mortgage Company and the Provision for Loan Loss was dramatically different than expected. The frenetic pace of refinancing real estate mortgages continued for yet a third year, resulting in closing volumes of $255 million, or two-and-one-half times what might be expected in "normal" times and up yet another 32% from the year before. Contributing to this was a final, mid-year reduction of the Fed Funds rate by one quarter point to one percent, the lowest in over 45 years, resulting in fixed mortgage rates reaching a low of 4.375% for 15-year loans and 5.125% for 30-year loans. Long-term bond yield increases which influenced mortgage rates late in the fourth quarter finally reduced our processing activities to more normal rates and volumes. The Loan Loss Provision amounted to $1.25 million or lower by 45% than what we budgeted. This was due to an improvement in past-due loans, a reduction in non-performing loans, and a reduction in net charge-offs. Because asset quality tends to be a lagging indicator, we remain wary of 2004 as our internally classified loans seem only marginally improved and remain historically high, though not unexpectedly so and thoroughly manageable.

As a result, we have had a splendid year where our core banking business was quietly well executed but supplemented by a "once-in-a-career" surge in mortgage business and strong management of loan portfolio quality, resulting in diluted earnings per share of $21.10 compared with $14.91 for the previous year, an increase of 41%! This exceeds by $4.93 the budgeted figure of $16.17 and exceeds by $8.27 our original 1999 projected target of $12.83 for the fifth year of our expansion plan! This produced a return on average assets of 1.22% and a return on average equity of 18.66%-firm evidence that our plan is working! Assets grew at a rate of 9.9%, comprised of a near flat performance in loans and mortgages of 2.6% and a 13.9% increase in investments for reasons noted above. Significantly, our equity grew by 15.3%, giving us a capital ratio of 6.78%, 31 basis points greater than last year and 15 basis points greater than the year before. This indicates that we have "turned the corner" as we had planned to do at this point in our expansion. When all is said and done, Capital remains the bedrock of any financial institution and supports our ability to grow assets and, therefore, net revenues. You will recall this was our ultimate objective five years ago as we embarked upon this ambitious plan.

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CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

CNB Mortgage Company's contribution in 2003 masks to some degree the steady progress, ahead of plan, of our "Core" banking performance. Our expectations for next year are based upon our ongoing strategies to build the core business of our company, but we are concerned that there may be some whose expectations may have been unrealistically raised by the happy circumstances in 2003 that combined to push us "over the top." Our plan for 2004 is designed to take advantage of the stirrings in the economy that we hope eventually will require commercial customers to borrow from us to invest in new plant and equipment as their businesses expand.

Organizationally speaking, we continued to improve our efficiencies and reduce our net non-interest expense per average earnings assets, even though as a result of staffing our Brighton office and filling vacant positions, our full-time equivalent staff has increased from 281 to 293 people. Salary expense is up, attributed in large part to higher incentive compensation due to a splendid operating performance which is taken into account during the course of the year as a given performance is realized.

We continued to develop our Customer Value Management Program by focusing this year on customer retention and the quality of the experience for existing customers. We know that 70% of new business is likely to come from existing customers, so new business development strategies were developed this year for our Wealth Strategies Group. The final implementation of c-View software at mid-year gave us, for the first time, a powerful tool to track each customer or customer segment as we developed and rolled out specifically targeted promotions that have garnered over 6,700 new households this year. We also added a program to identify among our staff the "relationship manager" of our core customers. Four Personal Bankers are specifically trained in investments and financial planning to provide personal financial services. Our Personal Bankers offer a variety of solutions for customers seeking investment servicing advice and assistance. Additionally, we were the first in our market to offer Direct On-line Brokerage Services through our Web site, which may be used directly by our customers to trade securities. These efforts were developed by working with OSI and specific vendors as a Beta site and first adopter, and by providing input to the design of these services so that they would be compatible with our customers' needs and wants. It is especially gratifying when these initiatives are deemed newsworthy by the local financial press, which reinforces for our customers and customers-to-be that the comprehensive financial services we offer are effective and as advanced as any available.

Assessing the regulatory and political environment, we may expect further fallout in the form of increased costs resulting from Congressional intrusion upon corporate governance. As usual, this was spawned by the activities of a relatively few corporate miscreants, but the burden of new laws and regulations will fall upon the vast majority of those who were not participants in the outrageous breaches of fiduciary duty, conflicts of interest and even criminal conduct. Thus, for example, Sarbanes-Oxley would have us designate as a "financial expert" one of the members of our independent Audit Committee, comprised already of all outside Directors, which isolates the Committee to the greatest degree possible from the internal influences of the company. The Congressional solution to this pervasive ethics vacuum is to have this internal "expert" check the workings of the Audit Committee, who in turn check the Internal Auditor and the engagement and goings-on of the external auditors as well. The revelations of the last several years regarding Arthur Andersen and the Accounting profession in general gives rise to this apparent need to have a checker, who is checking on the checkers who are responsible for checking the management, but who are being checked by other checkers who themselves are being checked! This "financial expert" designation, I believe, creates great mischief in terms of an unacceptable exposure to liability of such a designated expert at the hands of disgruntled parties who may be tempted to seek redress and compensation from such expert, among others, for business disappointments regardless of the absence of any dereliction of duty. Nonetheless, we will continue to instill faith and confidence in the strength and integrity of our institution by simply operating our business as we have for over a century.

As we look to the next five years, we see our market share of deposits, though small in absolute terms (4.6%), hopefully growing one-half again in relative terms, once again showing the advantages of being a small company in an infinitely large marketplace. Anecdotal information I receive from customers who write me directly confirms that our program of offering comprehensive financial services to individuals, whether they be growing families or businesses, is being recognized for the value it provides. We continue to offer a financial plan suitable for every customer, big or small, regardless of life stage, all designed to ease the burden of managing finances and to add value to the customer relationship. The value of a company such as ours is fundamentally the sum total of our viable customer relationships which we are, now more than ever, able to identify and nourish. It is quality people, of course, who allow us to develop these relationships. Staff and customers alike enjoy the process and gain mutual value from it. We have much to be thankful for, and our prospects are bright. We have the talent and industry to succeed. As one pending retiree shared with me last week, "This is a fun place to work." And so it is!

Very truly yours,
/s/George W. Hamlin, IV
George W. Hamlin, IV
President and CEO

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CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES
Board of Directors The Canandaigua National Bank and Trust Company is honored to have so many distinguished community leaders on its board of directors.
Board of Directors(back row) Stephen D. Hamlin, Daniel P. Fuller,
David Hamlin, Jr., George W. Hamlin, IV, Robert G. Sheridan,
Richard P. Miller, Jr. (front row) Sue S. Stewart, Patricia A. Boland
Alan J. Stone, James S Fralick, Caroline C. Shipley

Patricia A. Boland	Retired Executive Director, Granger Homestead	Emeritus Board Members
		Eldred M. Sale	Retired Banker
James S. Fralick	Adjunct Professor, Syracuse University	Willis F. Weeden, MD	Retired Surgeon

Daniel P. Fuller	Owner, Bristol Mountain

David Hamlin, Jr.	Farmer
Officers
George W. Hamlin, IV	President, CEO, Trust and CRA Officer,	George W. Hamlin, IV	President
	The Canandaigua National Bank and Trust Company	Robert G. Sheridan	Secretary
		Gregory S. MacKay	Treasurer
Stephen D. Hamlin	Retired Cultural Leader

Richard P. Miller, Jr.	President, Hartwick College

Robert G. Sheridan	Retail Senior Vice President and Cashier, The Canandaigua National Bank and Trust Company President, CNB Mortgage Company

Caroline C. Shipley	Educator, Past Director New York State School Boards
Association

Sue S. Stewart	Vice President and General Counsel University of Rochester

Alan J. Stone	Chairman of the Board of Directors, The Canandaigua National Bank and Trust Company; Managing Partner, Stone Properties

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CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Canandaigua National Corporation is a one-bank holding company providing comprehensive financial services. Its wholly owned subsidiaries include The Canandaigua National Bank and Trust Company and CNB Mortgage Company. The Bank engages in full-service commercial and consumer banking, trust business and insurance services. Its market area is generally Western Ontario County and Monroe County.

Financial Highlights

Years ended December 31, 2003 and 2002
(dollars in thousands, except per share data)
	2003	% Change	2002

Net Income	$10,341	43.9%	$7,182
Cash Dividends	$2,267	15.9%	$1,955
Diluted Earnings Per Share	$21.10	41.5%	$14.91
Dividends Per Share	$4.75	15.9%	$4.10
Book Value Per Share	$129.02	15.3%	$111.94
Total Assets	$907,775	9.9%	$825,703
Investment Securities	$185,995	13.9%	$163,243
Loans - Net	$595,915	2.6%	$580,663
Deposits	$818,158	9.9%	$744,399
Stockholders' Equity	$61,569	15.3%	$53,417
Weighted Average Shares Outstanding - Diluted	490,016	1.7%	481,675
Return on Average Assets.	1.22%	29.6%	.94%
Return on Beginning Equity	19.36%	29.7%	14.92%

Trust and Investment Services

Years ended December 31, 2003 and 2002
(at cost, in thousands of dollars)
	2003	% Change	2002

Estate, Trust and Guardianship Assets	$262,295	7.8%	$243,357
Custodian Account Assets	383,012	(6.1)%	407,931

Total Assets Under Administration	$645,307	(0.9)%	$651,288

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CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Independent Auditors' Report

The Stockholders and Board of Directors
Canandaigua National Corporation:

We have audited the accompanying consolidated balance sheets of Canandaigua National Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Canandaigua National Corporation and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
January 30, 2004
Rochester, New York

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CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2003 and 2002 (dollars in thousands, except share data)
Assets	2003	2002

Cash and due from banks	$41,757	34,667
Interest bearing deposits with other financial institutions	49	3,990
Federal funds sold	51,800	11,200
Securities:
- Available for sale, at fair value	64,795	46,215
- Held to maturity (fair value of
$125,471 in 2003 and $121,533 in 2002)	121,200	117,028
Loans - net of allowance of $6,331 in 2003 and $6,162 in 2002	595,915	580,663
Premises and equipment - net	15,887	16,727
Accrued interest receivable	3,898	3,915
Federal Home Loan Bank stock and Federal Reserve Bank stock	2,194	2,200
Other assets	10,280	9,098

Total Assets	$907,775	825,703

Liabilities and Stockholders' Equity

Deposits:
Demand
Non interest bearing	$113,929	103,020
Interest bearing	91,775	81,971
Savings and money market	416,358	334,274
Time deposits	196,096	225,134

Total deposits	818,158	744,399
Borrowings	995	1,048
Junior subordinated debentures	20,099	19,409
Accrued interest payable and other liabilities	6,954	7,430

Total Liabilities	846,206	772,286

Commitments and contingencies (Notes 15 and 16)

Stockholders' Equity:
Common stock, $20 par value; 2,000,000 shares authorized,
486,624 shares issued in 2003 and 2002	9,732	9,732
Additional paid in capital	6,958	6,958
Retained earnings	45,729	37,655
Treasury stock, at cost (9,415 shares in 2003
and 9,421 shares in 2002)	(1,158)	(1,159)
Accumulated other comprehensive income	308	231

Total Stockholders' Equity	61,569	53,417

Total Liabilities and Stockholders' Equity	$907,775	825,703

See accompanying notes to consolidated financial statements.

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CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

Years ended December 31, 2003, 2002, and 2001
(dollars in thousands, except per share data)
Interest income:	2003	2002	2001

Loans, including fees	$37,335	38,588	39,408
Securities	6,312	5,202	4,574
Other	371	587	109

Total interest income	44,018	44,377	44,091

Interest expense:
Deposits	9,457	13,916	17,587
Borrowings	34	36	390
Junior subordinated debentures	1,046	575	-

Total interest expense	10,537	14,527	17,977

Net interest income	33,481	29,850	26,114
Provision for loan losses	1,250	2,306	1,431

Net interest income after provision for loan losses	32,231	27,544	24,683

Other income:
Service charges on deposit accounts	5,233	4,834	4,548
Trust and investment services income	3,210	3,476	3,531
Net gain on sale of mortgage loans	2,823	1,942	948
Gain on sale of securities	-	519	-
Other operating income	1,731	1,109	1,518

Total other income	12,997	11,880	10,545

Operating expenses:
Salaries and employee benefits	17,191	15,733	15,157
Occupancy	5,780	5,379	5,098
Marketing and public relations	1,230	1,151	1,002
Supplies, printing and postage	1,106	1,041	1,021
FDIC insurance	118	309	102
Other operating expenses	5,492	5,865	4,767

Total operating expenses	30,917	29,478	27,147

Income before income taxes	14,311	9,946	8,081
Income taxes	3,970	2,764	2,419

Net income	$10,341	7,182	5,662

Basic earnings per share	$21.67	15.07	11.89

Diluted earnings per share	$21.10	14.91	11.81

See accompanying notes to consolidated financial statements.

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CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

Years ended December 31, 2003, 2002, and 2001
(dollars in thousands, except share data)
					Accumulated
		Additional			Other
	Common	Paid in	Retained	Treasury	Comprehensive
	Stock	Capital	Earnings	Stock	Income	Total

Balance at December 31, 2000	$8,110	8,532	28,687	(1,268)	208	42,269
Comprehensive income:
Change in unrealized gain on
securities available for sale,
net of taxes of $33	-	-	-	-	51	51
Net income	-	-	5,662	-	-	5,662

Total comprehensive income						5,713

Cash dividend - $4.03 per share	-	-	(1,921)	-	-	(1,921)
Sale of 465 shares of treasury stock	-	21	-	50	-	71

Balance at December 31, 2001	8,110	8,553	32,428	(1,218)	259	48,132

Change in par value of stock	1,622	(1,622)	-	-	-	-
Comprehensive income:
Change in unrealized gain on
securities available for sale,
net of taxes of $183	-	-	-	-	284	284
Less: Reclassification adjustment
for gains included in net income,
net of taxes of ($207)	-	-	-	-	(312)	(312)
Net income	-	-	7,182	-	-	7,182

Total comprehensive income						7,154

Cash dividend - $4.10 per share	-	-	(1,955)	-	-	(1,955)
Sale of 542 shares of treasury stock	-	27	-	59	-	86

Balance at December 31, 2002	9,732	6,958	37,655	(1,159)	231	53,417

Comprehensive income:
Change in unrealized gain on
securities available for sale,
net of taxes of $45	-	-	-	-	77	77
Net income	-	-	10,341	-	-	10,341

Total comprehensive income						10,418

Cash dividend $4.75 per share	-	-	(2,267)	-	-	(2,267)
Sale of 6 shares of treasury stock	-	-	-	1	-	1

Balance at December 31, 2003	$9,732	6,958	45,729	(1,158)	308	61,569

See accompanying notes to consolidated financial statements.

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CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2003, 2002 and 2001 (dollars in thousands)
	2003	2002	2001

Cash flows from operating activities:
Net income	$10,341	7,182	5,662
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation, amortization and accretion	3,235	2,600	1,695
Provision for loan losses	1,250	2,306	1,431
Writedown of other real estate	20	-	45
Deferred income tax benefit	(320)	(247)	(819)
Loss (income) from minority owned entities	(406)	148	47
Gain on sale of securities	-	(519)	-
Gain on sale of loans	(2,823)	(1,942)	(948)
Originations of loans held for sale	(249,336)	(190,017)	(117,164)
Proceeds from sales of loans held for sale	259,560	197,040	105,999
(Increase) decrease in accrued interest receivable and other assets	(95)	(2,121)	1,192
(Decrease) increase in accrued interest payable and other liabilities	(476)	1,458	1,335

Net cash provided by (used in) operating activities	20,950	15,888	(1,525)

Cash flows from investing activities:
Purchase of FHLB and FRB stock	-	(502)	(27)
Proceeds from calls of FHLB stock	6	315	1,046
Securities available for sale:
Proceeds from sales	-	529	-
Proceeds from maturities and calls	17,510	2,000	-
Purchases	(35,968)	(48,266)	-
Securities held to maturity:
Proceeds from maturities and calls	28,564	149,586	194,296
Purchases	(33,120)	(147,714)	(231,439)
Loans originated - net	(23,903)	(58,569)	(63,706)
Fixed asset purchases - net	(1,642)	(2,065)	(3,486)
Investment in minority owned entities	(250)	-	(884)
Proceeds from sale of other real estate	162	987	179

Net cash used by investing activities	(48,641)	(103,699)	(104,021)

Cash flows from financing activities:
Net increase in demand, savings and money market deposits	102,797	67,983	135,935
Net (decrease) increase in time deposits	(29,038)	5,573	1,395
Proceeds from borrowings	-	-	30,000
Principal repayments on borrowings	(53)	(49)	(41,547)
Proceeds from junior subordinated debentures, net of costs	-	19,389	-
Proceeds from sale of treasury stock	1	86	71
Dividends paid	(2,267)	(1,955)	(1,921)

Net cash provided by financing activities	71,440	91,027	123,933

Net increase in cash and cash equivalents	43,749	3,216	18,387
Cash and cash equivalents - beginning of year	49,857	46,641	28,254

Cash and cash equivalents - end of year	$93,606	49,857	46,641

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$10,954	14,934	17,929

Income taxes	$4,753	2,941	2,677

Supplemental disclosure of non cash investing activities:
Additions to other real estate acquired through foreclosure,
net of loans to facilitate sales	$162	-	166

See accompanying notes to consolidated financial statements.
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CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001

(1) Summary of Significant Accounting Policies

Business

Canandaigua National Corporation (the Company) provides a full range of financial services, including banking, trust, and insurance services to individual, corporate, and municipal customers. The Company is subject to competition from other financial institutions. The Company and its subsidiaries are subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Its principal operations comprise the activities of The Canandaigua National Bank and Trust Company (the Bank) and CNB Mortgage Company (CNBM). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company accounts for investments in minority-owned entities under the equity method. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and conform with predominant practices within the financial services industry.

In preparing the consolidated financial statements, management made estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Amounts in prior years' consolidated financial statements are reclassified whenever necessary to conform with the current year's presentation.

Cash Equivalents

For the purpose of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits with other financial institutions, and federal funds sold.

Securities

The Company classifies its debt securities as either available for sale or held to maturity as the Company does not hold any securities considered to be trading. Held to maturity securities are those that the Company has the ability and intent to hold until maturity. Held to maturity securities are recorded at amortized cost. All other securities not included as held to maturity are classified as available for sale.

Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are included in accumulated other comprehensive income in stockholders' equity until realized. A decline in fair value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

Interest income and dividends are recognized when earned. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Realized gains and losses are included in earnings and are determined using the specific identification method.

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CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001

(1) Summary of Significant Accounting Policies (continued)

Loans

Loans, other than loans designated as held for sale, are stated at the principal amount outstanding net of deferred origination costs. Interest and costs on loans are credited to income based on the effective interest method.

The accrual of interest on commercial and real estate loans is discontinued, and previously accrued interest is reversed when the loans become 90 days delinquent or when, in management's judgment, the collection of principal and interest is uncertain. Loans are returned to accrual status when doubt no longer exists about the loan's collectibility. Consumer loans are generally charged off upon becoming 120 days past due.

Loans held for sale are carried at the lower of cost or fair value. Fair value is estimated based on outstanding investor commitments, or in the absence of such commitments, is based on current yield requirements or quoted market prices.

Mortgage Servicing Assets

The Company services residential mortgage loans for the Federal Home Loan Mortgage Corporation (Freddie Mac) and earns servicing fees, which are recognized when payments are received, based upon the outstanding principal balance of the loans. The Company capitalizes servicing assets when servicing rights are retained after selling loans to Freddie Mac. Mortgage servicing assets are reported in other assets and are amortized to other non-interest income in proportion to, and over the period of, the estimated future net servicing income. Servicing assets are evaluated for impairment based upon the fair value of the rights.

In computing amortization expense, the Company uses historical prepayment rates for similar loan pools and applies this amortization rate to each pool. If prepayments occur at a rate different than the applied rate, the Company adjusts the specific pool's amortization in the period in which the difference occurs.

To estimate the fair value of servicing rights, the Company considers market prices for similar assets and the present value of expected future cash flows associated with the servicing rights calculated using assumptions that market participants would use in estimating future servicing income and expense. Such assumptions include estimates of the cost of servicing loans, loan default rates, an appropriate discount rate, and prepayment speeds. For purposes of evaluating and measuring impairment of mortgage servicing rights, the Company stratifies these assets based on predominant risk characteristics of the underlying loans that are expected to have the most impact on projected prepayments, cost of servicing and other factors affecting future cash flows associated with the servicing rights, such as loan type, rate, and term. The amount of impairment recognized is the amount by which the carrying value of the mortgage servicing rights for a stratum exceeds estimated fair value. Impairment is recognized through a valuation allowance.

Allowance for Loan Losses

The allowance for loan losses is a valuation reserve for losses in the loan portfolio. Credit losses arise primarily from the loan portfolio, but may also be derived from other credit-related sources, when drawn upon, such as, commitments, guarantees and standby letters of credit. Additions are made to the allowance through periodic provisions, which are charged to expense. All losses of principal are charged to the allowance when incurred or when a determination is made that a loss is expected. Subsequent recoveries, if any, are credited to the allowance.

The Company has established a process to assess the adequacy of the allowance for loan losses and to identify the risks in the loan portfolio. This process consists of the identification of specific reserves for identified problem loans and the calculation of general reserves, which is a formula-driven allocation. Specific reserves are determined through assessment of the borrower's ability to repay and the fair value of the underlying collateral, for collateral dependent loans. If the carrying value of a loan exceeds the discounted expected cash flows or the value of the underlying collateral, the excess is specifically reserved or charged off. The level of specific reserves is generally the smallest component of the allowance for loan losses.

12

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001

(1) Summary of Significant Accounting Policies (continued)

The calculation of the general reserve involves several steps. A historical loss factor is applied to each loan by business segment and loan classification. The historical loss factors are calculated using a loan-by-loan, trailing eight-quarter loss migration analysis for commercial loans. For all other loans, a portfolio-wide, trailing eight-quarter loss migration analysis is used. Adjustments are then made to the historical loss factors based on quantitative objective elements (delinquency, non-performing assets, classified/criticized loan trends, charge-offs, concentrations of credit and recoveries, etc.) and the subjective elements (economic conditions, portfolio growth rate, portfolio management, credit policy, and others). This methodology is applied to the commercial, residential mortgage, and consumer portfolios.

While management uses available information to recognize losses on loans, future additions to the allowance may be necessary. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. Impairment losses are included in the allowance for loan losses through a charge to the provision for loan losses. Cash receipts on impaired loans are applied to reduce the principal balance outstanding. In considering loans for evaluation of impairment, management generally excludes smaller balance, homogeneous loans-residential mortgage loans, home equity loans, and all consumer loans. These loans are collectively evaluated for impairment as discussed above.

Premises and Equipment

Land is carried at cost. Land improvements, buildings, equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets, 3-25 years. Amortization of leasehold improvements is provided over the lesser of the term of the lease or the estimated useful lives of the assets.

Other Real Estate

Real estate acquired through foreclosure or deed in lieu of foreclosure (other real estate) is included in other assets and is recorded at the lower of the unpaid loan balance on the property at the date of transfer, or fair value. Adjustments made to the value at transfer are charged to the allowance for loan losses. After transfer, the property is carried at the lower of cost or estimated fair value less estimated costs to sell. Adjustments to the carrying values of such properties that result from subsequent declines in value are charged to operations in the period in which the declines occur. Operating earnings and costs associated with the properties are charged to other operating expense as incurred. Gains on the sale of other real estate are included in results of operations when the sale occurs.

Stock-Based Compensation

The Company uses a fixed-award stock option plan to compensate certain members of management of the Company and its subsidiaries. The Company accounts for the issuance of stock options under the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, compensation expense is recorded the date the options are granted only if the current market price of the underlying stock exceeds the exercise price. Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed under SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above and has adopted only the disclosure requirements of SFAS No. 123.

13

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001

(1) Summary of Significant Accounting Policies (continued)

The Company applies APB Opinion No. 25 in accounting for its stock option plan, and accordingly, no compensation cost has been recognized for its fixed-award stock options in the consolidated statement of income. Had compensation cost been determined based on the fair value at the grant date of the stock options using option valuation models consistent with the approach of SFAS No. 123, the Company's net income and earnings per share for the years ended December 31, 2003, 2002, and 2001, would have been reduced to the pro forma amounts indicated in the following table (in thousands, except per share amount):

	2003			2002			2001

Net income as reported		$10,341			$7,182			$5,662
Compensation expense		$182			$210			$165
Pro Forma net income		$10,159			$6,972			$5,497

Earnings per share	Basic		Diluted	Basic		Diluted	Basic		Diluted

As reported	$21.67		$21.10	$15.07		$14.91	$11.89		$11.81
Pro Forma	$21.29		$20.73	$14.63		$14.47	$11.54		$11.46

Income Taxes

The Company and its subsidiaries file a consolidated Federal income tax return. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

Derivative Financial Instruments

Effective January 1, 2001, the Company adopted SFAS No. 133, as amended. SFAS No. 133 established accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment; (b) a hedge of the exposure to variable cash flows of a forecasted transaction; or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available for sale security, or a foreign currency denominated forecasted transaction. Pursuant to SFAS No. 133, the accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. An entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk.

The Company's only derivative financial instruments are commitments to originate fixed-rate residential real estate loans to be held for sale and commitments to sell fixed-rate residential loans. As a result of adopting SFAS No. 133, commitments to originate and commitments to sell fixed-rate residential real estate loans are recorded in the consolidated balance sheet at estimated fair value.

Neither of these derivatives instruments is considered a hedge; therefore, periodic changes in the fair value of these instruments are recognized in mortgage banking income in the period in which the change occurs. However, due to the short-term nature of these instruments, the impact of a change in fair value from the instrument's initially recognized fair value is generally immaterial.

14

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001

(1) Summary of Significant Accounting Policies (continued)

Accumulated Other Comprehensive Income

The Company's comprehensive income consists of only net income and the net unrealized holding gains and losses of securities available for sale, net of the related tax effect. Accumulated other comprehensive income on the consolidated statements of stockholders' equity is presented net of taxes.

Trust and Investment Services Income

Assets, at cost, held in fiduciary or agency capacity for customers, amounting to $645,000,000 and $651,000,000 at December 31, 2003, and 2002, respectively, are not included in the accompanying consolidated balance sheets, since such assets are not assets of the Company. Fee income is recognized on the accrual method.

Treasury Stock

Treasury stock is shown on the consolidated balance sheet at cost as a reduction of stockholders' equity. Shares are released from Treasury at original cost on a first-in, first-out basis, with any gain on the sale reflected as an adjustment to additional paid-in capital. Losses are reflected as an adjustment to additional paid-in capital to the extent of gains previously recognized, otherwise as an adjustment to retained earnings.

Earnings Per Share

Basic earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of shares outstanding during the year. Diluted earnings per share includes the maximum dilutive effect of stock issuable upon conversion of stock options.

New Accounting Standards

On January 1, 2003, the Company implemented the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which was an interpretation of a number of FASB Statements. The Interpretation elaborated on the disclosures to be made by a guarantor in its periodic financial statements. It also clarified that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Upon implementation, the Company recognized a liability and corresponding expense of approximately $200,000.

In April 2003, FASB issued Statement No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which amended and clarified accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. The new guidance amended Statement 133 for decisions made as part of the Derivatives Implementation Group process that effectively required amendments to Statement 133, in connection with other Board projects dealing with financial instruments, and regarding implementation issues raised in relation to the application of the definition of a derivative, particularly regarding the meaning of an "underlying" and the characteristics of a derivative that contains financing components. The amendments required that contracts with comparable characteristics be accounted for similarly. The Statement was applicable to the Company's mortgage banking operations on July 1, 2003, and its provisions are included in the consolidated financial statements, but had no material impact.

15

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001

In January 2003, FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities," and revised it in December 2003 with the issuance of FIN #46r. The FASB's intent in issuing these interpretations was to clarify the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. These interpretations require an enterprise to consolidate a variable interest entity (as defined) if that enterprise has a variable interest (or combination of variable interests) that will absorb a majority of the entity's expected losses if they occur, receive a majority of the entity's expected returns if they occur, or both. These interpretations apply to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. As a result of the issuance of the interpretations, the Company deconsolidated its investment in its wholly owned statutory business trust formed for the purpose of issuing and selling the Company's junior subordinated debentures in 2003. The effect was to increase both other assets and junior subordinated debentures on the balance sheet in 2003 by $619,000 each. The Company had no variable interest entities at December 31, 2003.

(2) Federal Funds Sold

Income from Federal funds sold for the years ended December 31, 2003, 2002, and 2001 was $310,000, $401,000, and $86,000, respectively.

(3) Securities

	December 31, 2003

		Gross Unrealized

	Amortized			Fair
	Cost	Gains	Losses	Value

Securities Available for Sale:
U.S. Treasury and agency	$32,883	149	(215)	32,817
State and municipal obligations	26,636	538	(38)	27,136
Corporate and foreign obligations	4,682	79	(12)	4,749
Equity securities	93	-	-	93

Total securities Available for Sale	$64,294	766	(265)	64,795

Securities Held to Maturity:
U.S. Treasury and agency	$16,034	96	(5)	16,125
State and municipal obligations	104,321	4,247	(106)	108,462
Corporate and foreign obligations	845	39	-	884

Total securities Held to Maturity	$121,200	4,516	(111)	125,471

16

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2003, 2001 and 2002

(3) Securities (continued)
	December 31, 2002

		Gross Unrealized

	Amortized			Fair
	Cost	Gains	Losses	Value

Securities Available for Sale:
U.S. Treasury and agency	$19,957	182	(16)	20,123
State and municipal obligations	21,571	299	(29)	21,841
Corporate and foreign obligations	4,215	2	(59)	4,158
Equity securities	93	-		93

Total Securities Available for Sale	$45,836	483	(104)	46,215

Securities Held to Maturity:
U.S. Treasury and agency	$22,986	344	-	23,330
Mortgage backed securities	286	-	(4)	282
State and municipal obligations	93,061	4,172	(2)	97,231
Corporate and foreign obligations	695	-	(5)	690

Total securities Held to Maturity	$117,028	4,516	(11)	121,533

The amortized cost and fair value of securities by years to maturity as of December 31, 2003 follow (in thousands) Maturities of mortgage-backed securities are classified in accordance with the contractual repayment schedules. Expected maturities will differ from contracted maturities since issuers may have the right to call or prepay obligations without penalties:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Years
Under 1	$3,214	3,233	32,713	32,950
1 to 5	9,989	10,144	60,850	63,809
5 to 10	44,081	44,407	27,177	28,119
10 and over	6,917	6,918	460	593

Total	$64,201	64,702	121,200	125,471

17

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2003, 2001 and 2002

(3) Securities (continued)

The following table presents information about unrealized losses on securities (in thousands). There were no securities with unrealized losses in the portfolio at December 31, 2003, that also had an unrealized loss at December 31, 2002. Management believes unrealized losses in the securities portfolios are temporary and related to the change in market interest rates in effect when the securities were purchased to market interest rates at December 31, 2003, as opposed to the obligors' credit rating or other characteristics of the obligor or security.

	Securities Available for Sale		Securities Held to Maturity
	Less than 12 months		Less than 12 months

	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses

U.S. Treasury and agency	$15,984	215	995	5
State and municipal obligations	2,798	38	8,701	106
Corporate and foreign obligations	1,000	12	-	-

Total temporarily impaired securities	$19,782	265	9,696	111

Securities at amortized cost of $148,521,000 were pledged as collateral against municipal deposits at December 31, 2003.

Gross gains were $519,000 in 2002 on proceeds of $529,000. There were no losses in 2002. There were no security sales in 2003 nor 2001.

Interest on securities segregated between taxable interest and tax-exempt interest for the years ended December 31, 2003, 2002, and 2001, follows (in thousands):

	2003	2002	2001

Taxable	$1,753	1,663	2,613
Tax-exempt	4,559	3,539	1,961

Total	$6,312	5,202	4,574

(4) Loans

The major classifications of loans at December 31, 2003 and 2002, follow (in thousands):
	2003	2002

Commercial, financial, and agricultural	$120,920	109,317
Mortgages:
Residential	91,975	90,332
Commercial	273,512	264,132
Consumer:
Auto - indirect	92,514	89,747
Other	20,887	22,371
Other	519	1,606
Loans held for sale	1,919	9,320

Total	602,246	586,825
Less - allowance for loan losses	(6,331)	(6,162)

Loans - net	$595,915	580,663

Included in Auto indirect is deferred costs of $2,178,000 and $1,972,000 at December 31, 2003 and 2002, respectively.

18

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001

(4) Loans (continued)

Interest and fees on loans follow (in thousands):
	Years Ended December, 31

	2003	2002	2001

Commercial, financial and agricultural	$6,673	6,668	5,292
Mortgage	23,192	23,290	25,709
Consumer and other	7,470	8,630	8,407

Total	$37,335	38,588	39,408

A summary of the changes in the allowance for loan losses follows (in thousands):
	Years Ended December 31,

	2003	2002	2001

Balance at the beginning of year	$6,162	5,480	4,712
Provision charged to operations	1,250	2,306	1,431
Loans charged off	(1,623)	(2,075)	(1,043)
Recoveries of loans charged off	542	451	380

Balance at end of year	$6,331	6,162	5,480

A summary of information regarding nonaccruing loans and other nonperforming assets follows (in thousands):
	2003	2002	2001

Accruing loans 90 days or more delinquent	$116	321	269
Nonaccruing loans	9,959	11,007	4,988

Total nonperforming loans	10,075	11,328	5,257
Other real estate owned	480	421	1,408

Total nonperforming assets	$10,555	11,749	6,665

Impact of nonaccrual loans on interest income	$799	649	279

At December 31, 2003, the Company had no commitments to lend additional funds to borrowers with loans in nonaccrual status.

A summary of information regarding impaired loans follows (in thousands):
	2003	2002	2001

Recorded investment at December 31,	$9,980	11,007	8,084
Impaired loans with related allowance	$152	377	273
Amount of related allowance	$23	311	229
Average investment for year ended December 31,	$10,219	8,990	3,033
Impact of impaired loans on interest income	$800	699	278

Loans serviced for others, amounting to $294,703,000 and $182,113,000 at December 31, 2003, and 2002, respectively, are not included in the consolidated financial statements.
19

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001

(4) Loans (continued)

The Company's market area is generally Western Ontario County and Monroe County of New York State. Substantially all loans are made in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in the economic conditions in this area.

The Company's concentrations of credit risk are as disclosed in the schedule of loan classifications. The concentrations of credit risk in loan commitments and letters of credit parallel the loan classifications reflected. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

Certain executive officers, directors and their business interests are customers of the Company. Transactions with these parties are based on substantially the same terms as similar transactions with unrelated third parties and do not carry more than normal credit risk. Borrowings by these related parties amounted to $3,999,000 and $1,319,000 at December 31, 2003, and 2002, respectively. During 2003, new borrowings amounted to $3,269,000 (including borrowings of officers that were outstanding at the time of their election) and repayments and other reductions were $589,000.

(5) Premises and Equipment

A summary of premises and equipment at December 31, 2003 and 2002, follows (in thousands):
	2003	2002

Land and land improvements	$1,375	1,087
Buildings and leasehold improvements	20,123	20,215
Furniture, fixtures, equipment, and vehicles	16,318	15,356

	37,816	36,658
Less accumulated depreciation and amortization	21,929	19,931

Premises and equipment - net	$15,887	16,727

Depreciation and amortization expense amounted to $2,482,000, $2,400,000, and $2,373,000, for the years ended December 31, 2003, 2002, and 2001, respectively.

(6) Mortgage Servicing Assets

Changes in mortgage servicing assets were as follows (in thousands):
	Year ended December 31,
	2003	2002

Beginning balance	$656	-
Originations	1,041	706
Amortization	295	50

Ending balance	$1,402	656

The estimated fair value of mortgage servicing rights was approximately $1,443,000 at December 31, 2003, and $661,000 at December 31, 2002. The estimated fair value of mortgage servicing rights may vary significantly in subsequent periods due to changing interest rates and the effect thereof on prepayment speeds. Additionally, estimated fair value assumes there are a willing buyer and willing seller in the transaction. Management does not intend to sell these servicing rights. Amortization expense is estimated to be $250,000 per year for each of the next five years.

20

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001

(6) Mortgage Servicing Assets (continued)

The key economic assumptions used to determine the fair value of mortgage servicing rights at December 31, 2003, and the sensitivity of such value to changes in those assumptions are summarized in the table that follows (dollars in thousands). These calculated sensitivities are hypothetical, and actual changes in the fair value of mortgage servicing rights may differ significantly from the amounts presented herein. The effect of a variation in a particular assumption on the fair value of the servicing rights is calculated without changing any other assumption. However, in practice, changes in one factor may result in changes in another which may magnify or counteract the sensitivities. The changes in assumptions are presumed to be instantaneous.

Weighted-average prepayment speed	237%
Impact on fair value of 20% adverse change	$(113)
Impact on fair value of 20% positive change	144

Weighted-average current coupon for similar loans	5.41%
Impact on fair value of 50 basis point adverse change	$(113)
Impact on fair value of 50 basis point positive change	128

(7) Time Deposits

At December 31, 2003, the scheduled maturity of time deposits was as follows (in thousands):
2004	$155,583
2005	25,834
2006	14,609
2007	70

$196,096

Time deposits of $100,000 or more amounted to $48,559,000 at December 31, 2003, and $68,611,000 at December 31, 2002.
Interest expense on these deposits was as follows: $1,840,000 in 2003, $3,573,000 in 2002, and $5,582,000 in 2001.
(8) Borrowings

There were no short-term borrowings outstanding at December 31, 2003, or 2002. The following table presents information about short-term borrowings during each of the three years ended December 31, (dollars in thousands):

	2003	2002	2001

Highest amount at a month end	$-	-	28,200
Daily average amount outstanding	$15	8	4,005
Weighted average interest rate paid	1.33%	1.89%	4.37%

The following table presents information about the Company's formal available lines of credit and related loan collateral at December 31, 2003 (in thousands). Amounts outstanding include borrowings, and undrawn letters of credit in the Company's favor of $3,891,000:

				Carrying Value
	Outstanding	Unused	Collateralized by	of Collateral

Federal Home Loan Bank of New York	$4,702	$23,240	Residential mortgage loans and FHLB Stock	$32,506
Federal Reserve Bank of New York	$-	$71,425	Indirect automobile loans	$89,281

21

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001

(6) Borrowings (continued)
Borrowings consisted of the following at December 31, 2002 and 2001 (in thousands):
	2003	2002

FHLB term Advances	$811	839
Other	184	209

	$995	1,048

In 1995, the Bank borrowed $1,023,000 from the FHLB at an effective rate of 2.5% to fund low-income housing projects.

Scheduled maturity of the Company's borrowings at December 31, 2003, follows (in thousands):
		Weighted Average
	Amount	Interest Rate

2004	$36	3.83%
2005	36	3.83%
2006	36	3.83%
2007	36	3.83%
2008	36	3.83%
after 2008	815	3.11%

Total	$995	3.24%

Advances under the overnight line of credit with the FHLB of New York are payable on demand and generally bear interest at the federal funds rate plus .10%. The Company also has access to the FHLB's Term Advance Program, which allows the Bank to borrow up to $50,000,000 at various terms and rates. Advances under the Federal Reserve Bank of New York are payable the following business day and bear interest at the federal funds rate plus 1.00%.

(9) Junior Subordinated Debentures

On June 26, 2002, the Company issued $20 million of 30-year floating rate junior subordinated deferrable interest debentures through a wholly owned business trust. The debentures carry an interest rate of 3-month LIBOR plus 3.45% (4.62% at December 31, 2003) capped at 11.95% for the first five years. Interest is payable quarterly. The debentures' final maturity is June 26, 2032, and are callable, in whole or in part, at par after five years at the Company's option. Interest payments can be deferred for up to five years, but would restrict the Company's ability to pay dividends. All of the debentures are considered Tier I capital of the Company.

The Company established a wholly owned statutory business trust formed under Connecticut law, upon filing a certificate of trust with the Connecticut Secretary of State. The Trust, which was consolidated in the Company's 2002 financial statements only, exists for the exclusive purposes of: (i) issuing and selling 30-year guaranteed preferred beneficial interests in the Company's junior subordinated debentures ("capital securities") in the aggregate amount of up to $20 million at a variable rate of interest based upon 3-month LIBOR; (ii) using the proceeds from the sale of the capital securities to acquire the junior subordinated debentures issued by the Company; and (iii) engaging in only those other activities necessary, advisable or incidental thereto. The junior subordinated debentures are the sole asset of the Trust, and accordingly, payments under the Company-obligated junior debentures are the sole revenue of the Trust. All of the common securities of the Trust are owned by the Company. The Company used $10 million of the proceeds for a capital injection into the Bank. The remaining proceeds were used by the Company for general purposes. The Company's primary sources of funds to pay interest on the debentures owed to the Trust are current dividends from the Company's subsidiaries and income earned on investment of the proceeds not injected into the Bank. Accordingly, the Company's ability to service the debentures is dependent upon the continued ability of subsidiaries, primarily the Bank, to pay dividends to the Company. Since the capital securities are treated as borrowings for financial statement purposes, the tax deductible expense associated with the capital securities is recorded as interest expense in the consolidated statement of income. The Company incurred approximately $ 0.6 million in costs to issue the securities. These costs are amortized to interest expense on a straight-line basis over ten years.

22

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001
(10)Income Taxes

Total income taxes for the years ended December 31, 2003, 2002, and 2001, were allocated as follows (in thousands):
	2003	2002	2001

Income from operations	$3,970	2,764	2,419
Change in stockholders' equity for unrealized
gain on securities available for sale	45	(24)	33

	$2,740	2,740	2,452

The components of income tax expense (benefit) relating to income from operations follow (in thousands):
	Years ended December 31,

Current:	2003	2002	2001

Federal	$3,484	2,618	2,745
State	806	393	493

	4,290	3,011	3,238

Deferred:
Federal	(394)	(230)	(746)
State	74	(17)	(73)

	(320)	(247)	(819)

	$3,970	2,764	2,419

Income tax expense differed from the amounts computed by applying the applicable U.S. Federal corporate tax rates to pretax income
From operations as follows (in thousands):
	Years ended December 31,

	2003	2002	2001

Tax expense at statutory rate of 35%; 34% in 2002 and 2001	$5,009	3,382	2,747
Tax-exempt interest	(1,445)	(1,067)	(667)
Nondeductible interest expense	95	103	80
State taxes, net of Federal benefit	572	248	277
Change in valuation allowance for deferred tax assets	90	(42)	(24
Change in rate	(100)	-	-
Other	(251)	140	6

Total	$3,970	2,764	2,419

Effective tax rate	27.7%	27.8%	29.9%

23

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001
(10)Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 and 2002, are presented below:

Deferred tax assets	2003	2002

Allowance for loan losses - books	$2,537	2,413
Incentive stock plan and retirement	951	864
Excess servicing	12	19
NOL credit from subsidiaries	92	76
State NOL arising from nonconsolidation for
state tax purpose only	8	9
Interest on nonaccrual loans	543	372
Minority-owned entities	164	(36)
Other	415	387

Deferred tax assets before allowance	4,722	4,104
Valuation allowance	(99)	(9)

Deferred tax assets	4,623	4,095

Deferred tax liabilities:
Allowance for loan losses - tax	42	152
Depreciation	558	421
Net unrealized gains on available for sale securities	437	148
Other	193	256

Deferred tax liabilities	1,230	977

Net deferred tax asset	$3,393	3,118

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of deferred tax liabilities, the level of historical taxable income, and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets are deductible. Based on its assessment, management determined that a valuation allowance against its nonbank subsidiaries' Net Operating Loss (NOL) and mortgage tax credits was necessary. As of December 31, 2003, there were approximately $66,000 of mortgage tax credits available to offset future state tax liabilities.

(11)Stockholders' Equity

On January 9, 2002, the Board of Directors declared a three-for-one common stock split, subject to the approval of stockholders of an increase in the number of common shares authorized from 240,000 to 2,000,000 and a change in the par value from $50.00 per share to $20.00 per share. The record date of the split was January 9, 2002. The stockholders approved the increase on March 13, 2002. All share amounts and per share calculations have been restated to reflect the stock split.

Payment of dividends by the Bank to the Company is limited or restricted in certain circumstances. According to federal banking law, the approval of the Office of the Comptroller of the Currency (OCC) is required for the declaration of dividends in any year in which dividends exceed the total of net income for that year plus retained income for the preceding two years. At December 31, 2003, $15,592,000 was available for dividends to the Company without the approval of the OCC.

24

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001
(12) Earnings Per Share

Basic and diluted earnings per share for the years ended December 31, 2003, 2002, and 2001, were computed as follows (dollars in thousands, except share data):
	2003	2002	2001

Basic Earnings Per Share

Net Income applicable to common shareholders	$10,341	7,182	5,662
Weighted average common shares outstanding	477,206	476,710	476,211

Basic earnings per share	$21.67	15.07	11.89

Diluted Earnings Per Share

Net income applicable to common shareholders	$10,341	7,182	5,662

Weighted average common shares outstanding	477,206	476,710	476,211
Effect of dilutive securities - stock options	12,810	4,965	3,360

Total	490,016	481,675	479,571

Diluted earnings per share	$21.10	14.91	11.81

(13) Employee Benefits

Profit Sharing Plan

The Company has a combined profit sharing and 401(k) plan covering substantially all Bank employees and 401(k) plan for non-Bank employees upon completion of 1,000 hours of service with respect to full-time employees, and 870 hours of service for part-time employees. Contributions to the Bank plan are determined by a mathematical formula which takes into account average net income of the Bank for the current and prior year, and the level of the Bank's stockholders' equity. Both plans are subject to a minimum contribution of 3% of eligible compensation. It is the Company's policy to fund current costs as they accrue. Retirement plan expense amounted to $1,645,000, $1,460,000, and $1,386,000 for the years ended December 31, 2003, 2002, and 2001, respectively.

Employee Stock Ownership Plan

The Company has an employee stock ownership plan (ESOP) for employees of the Bank. Annual contributions are made at the discretion of the Board of Directors. ESOP expense amounted to $112,000, $ 115,000, and $98,000 for the years ended December 31, 2003, 2002, and 2001, respectively. Shares distributed to a participant upon termination of service are subject to a put option whereby the participant may cause the Company to purchase the shares at fair value. At December 31, 2003, and 2002, the plan held 6,080 and 6,290 shares with a fair value, at the respective dates, of $1,787,000 and $1,081,000.

(14) Incentive Stock Plans

Stock Option Plan

The Company's incentive stock option program for employees authorizes grants of options to purchase up to 48,000 shares of common stock. The options are granted with an exercise price equal to the estimated fair value of the common stock on the grant date. The options are exercisable at times to 27 years from the grant date. The options are fully vested and have no set expiration date.

25

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001
(14) Incentive Stock Plans

Stock Option Plan

The Company's incentive stock option program for employees authorizes grants of options to purchase up to 48,000 shares of common stock. The options are granted with an exercise price equal to the estimated fair value of the common stock on the grant date. The options are exercisable at times to 27 years from the grant date. The options are fully vested and have no set expiration date.

The following summarizes outstanding and exercisable options at December 31, 2003, 2002 and 2001:
	2003		2002		2001

		Weighted		Weighted		Weighted
	#	Average Price	#	Average Price	#	Average Price

Options outstanding, January 1	33,291	$139.02	25,350	$133.19	18,171	$126.44
Granted	8,142	$171.88	7,941	$157.64	7,179	$150.28
Exercised	-	-	-	-	-	-
Expired	-	-	-	-	-	-

Options outstanding, December 31	41,433	$145.48	33,291	$139.02	25,350	$133.19

Options exercisable, December 31	18,382	$137.32	12,915	$131.12	11,256	$127.21

Options available for future grants	6,567		14,709		22,650

Options outstanding (both exercisable and unexercisable) at December 31, 2003, had exercise prices ranging from $120.17 to $171.88. The weighted average expected life of the options is 9 years. Since the options have no stated expiration date, the expected life is calculated as the number of years from grant date to the grantee's 65th birthday.

The per-share fair value of stock options granted during 2003, 2002, and 2001, was $31.74, $37.46, and $32.50, respectively, and was determined using the Black-Scholes option-pricing model with the following weighted average assumptions for each year:

	2003	2002	2001

Expected dividend yield	2.49%	2.60%	2.61%
Risk-free interest rate	3.83%	5.07%	4.92%
Expected life	12.2 years	13.2 years	10.4 years
Volatility	12.99%	13.30%	13.81%
Phantom Stock and Stock Appreciation Rights Plan

The Company also has an incentive stock plan for management which allows for the issuance of Phantom Stock Awards (PSA) and Stock Appreciation Rights (SAR) to key employees based upon return on beginning equity. PSAs represent the right to receive, for each phantom share of common stock covered by the PSA, payment equal to the higher of the book value or market value per share of common stock on the date of exercise. Payment can be made in cash, shares of the Company, or both at the discretion of the Board of Directors. PSAs are exercisable at the later of age 55 or 15 years of continuous employment with the Company or at normal retirement age (65). SARs represent the right to receive payment equal to the amount, if any, by which the higher of the book value or market value per share of common stock on the date of exercise exceeds the SARs' grant value. SARs are exercisable five years from the date of grant. At December 31, 2003, 5,448 PSAs were outstanding at prices ranging from $38.03 to $80.66 and no SARs were outstanding.

The Company had accrued a liability of $711,000 at December 31, 2003, representing the vested obligation under the plan. Expenses of the plan amounted to $169,000, $55,000, and $61,000, for the years ended December 31, 2003, 2002, and 2001, respectively.

There is no difference between the Company's previous method of accounting for its incentive plan and the provisions of SFAS No. 123; therefore, no pro forma information is provided.
26

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001
(15) Leases

The Company leases certain buildings and office space under operating lease arrangements. Rent expense under these arrangements amounted to $1,092,000 in 2003, $1,012,000 in 2002, and $934,000 in 2001. Real estate taxes, insurance, maintenance, and other operating expenses associated with leased buildings and office space are generally paid by the Company.

A summary of noncancellable long-term operating lease commitments as of December 31, 2003, follows (in thousands):
Years ending December 31,	Amount

2004	$1,074
2005	1,033
2006	1,022
2007	1,022
2008	986
2009 and after	4,158

Total	$9,295

(16) Commitments and Contingencies

In the normal course of business, various commitments and contingent liabilities are outstanding. The following table presents the notional amount of the Company's significant commitments and their respective carrying amount, where applicable. Most of these commitments are not included in the Company's consolidated balance sheet (in thousands).

	Year ended December 31,

	2003		2002

	Notional	Carrying	Notional	Carrying
	Amount	Amount	Amount	Amount

Commitments to extend credit:
Home equity lines of credit	$31,970		23,764
Commercial real estate and construction	$18,097		32,475
Residential real estate at fixed rates	$740	(21)	7,248	(43)
Commercial and other	$87,055		74,725
Standby letters of credit	$13,515	(202)	12,273
Commitments to sell real estate loans	$1,919	1,919	9,320	9,320

Commitments to extend credit are agreements to lend to customers and generally have fixed expiration dates or other termination clauses that may require payment of a fee. Standby and commercial letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party and also require payment of a fee. Standby letters of credit generally are contingent upon the failure of the customer to perform according to the terms of the underlying contract with the third party, whereas commercial letters of credit are issued to facilitate commerce and typically result in the commitment being funded when the underlying transaction is consummated between the customer and third party. At December 31, 2003, the Company accrued a liability of $202,000, representing the fair value of these guarantees. Because many commitments and almost all letters of credit expire without being funded in whole or in part, the notional amounts are not estimates of future cash flows. The credit risk associated with commitments to extend credit and standby and commercial letters of credit is essentially the same as that involved with extending loans to customers and is subject to normal credit policies. The Company's credit policy generally requires customers to provide collateral, usually in the form of customers' operating assets or property, prior to disbursement of approved loans.

27

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
(16) Commitments and Contingencies (continued)

Commitments to originate fixed-rate loans are made when a borrower executes a rate-lock agreement. At the time of execution, the Company generally charges a rate-lock fee, which approximates the fair value of the Company's commitment. These commitments usually have terms ranging from 30 to 45 days. The Company enters into commitments to sell certain fixed-rate residential real estate loans (usually those subject to the foregoing rate-locks) upon funding of the underlying loan. These commitments to sell are usually funded within five days of the commitment and are recorded in the consolidated balance sheet at estimated fair value.

The Bank is required to maintain reserve balances in cash on hand and with the Federal Reserve Bank. The average amount of such reserve balances for the year ended December 31, 2003, was approximately $13,727,000.

In the normal course of business, the Company has various contingent liabilities outstanding that are not included in the consolidated financial statements. Management does not anticipate any material losses as a result of these contingent liabilities.

(17) Regulatory Matters

The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the Company's and Bank's assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. The Company's and Bank's capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (as set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003, that the Company and Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain a minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

	December 31, 2003

(Dollars in thousands)	Actual Regulatory Capital		Minimum Requirement		Well-Capitalized

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Leverage capital (tier 1) as percent of
three-month average assets:
Company	$81,336	9.20%	$35,350	4.00%	$44,187	5.00%
Bank	$67,613	7.75%	$34,907	4.00%	$43,634	5.00%
As percent of risk-weighted,
period-end assets
Core capital (Tier 1)
Company	$81,336	12.45%	$26,125	4.00%	$39,188	6.00%
Bank	$67,613	10.45%	$25,890	4.00%	$38,835	6.00%
Total capital (Tiers 1 and 2)
Company	$87,667	13.42%	$52,251	8.00%	$65,313	10.00%
Bank	$73,944	11.42%	$51,780	8.00%	$64,725	10.00%

28

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2002, 2001 and 2000
(17) Regulatory Matters (continued)

	December 31, 2002

	Actual Regulatory Capital		Minimum Requirement		Well-Capitalized

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Leverage capital (tier 1) as percent of
three-month average assets:
Company	$70,947	8.69%	$32,664	4.00%	$40,830	5.00%
Bank	$59,717	7.36%	$32,461	4.00%	$40,576	5.00%
As percent of risk-weighted,
period-end assets
Core capital (Tier 1)
Company	$70,947	11.66%	$24,340	4.00%	$36,510	6.00%
Bank	$59,717	9.91%	$24,097	4.00%	$36,145	6.00%
Total capital (Tiers 1 and 2)
Company	$79,345	13.04%	$48,680	8.00%	$60,850	10.00%
Bank	$65,879	10.94%	$48,193	8.00%	$60,241	10.00%
(18) Segment Information

In accordance with the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," reportable segments have been determined based upon the Company's internal profitability reporting, which is organized into two segments: (a) the Company and its banking subsidiaries (Bank), and (b) CNB Mortgage Company (CNBM). These have been segmented due to differences in the products and services offered, their distribution channel, and the volatility of their earnings.

The Bank segment provides a wide range of credit products and banking services to retail and commercial customers, largely within the markets the Company serves. Among the services provided by this segment are commercial and consumer lending, including junior lien residential mortgage loans, loan servicing, deposit products, cash management services, securities, and other related products. These products and services are offered through several delivery channels which include traditional community banking offices, automated teller machines, telephone banking and internet banking. CNBM originates residential loans for consumers and sells all of those loans either to the Bank or to third-party investors in the secondary market.

The financial information of the segments has been compiled utilizing the accounting policies described in Note 1. Intersegment revenue, mainly servicing release premiums, is earned on the basis of similar third-party transactions. Indirect administrative expenses are allocated among segments based upon the segments' use of indirect resources. Income taxes are allocated to segments based on the Company's marginal statutory tax rate adjusted for any tax-exempt income or non-deductible expenses. The accounting policies and processes utilized in compiling segment financial information is based on accounting principles generally accepted in the United States of America, as CNBM is subject to stand-alone external financial reporting. The reportable segment information as of and for the years ended December 31, 2003, 2002, and 2001 follows (dollars in thousands):

29

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001
(18) Segment Information (continued)

	2003

	Bank	CNBM	Intersegment	Total

Net interest income	$33,481	15	(15)	33,481
Non-interest income	12,531	3,893	(3,427)	12,997

Total revenues	46,012	3,908	(3,442)	46,478

Provision for loan losses	1,250	-	-	1,250
Operating expenses	29,872	1,246	(201)	30,917

Total expenses	31,122	1,246	(201)	32,167

Income before tax	14,890	2,662	(3,241)	14,311
Income tax	2,924	1,046	-	3,970

Net income	$11,966	1,616	(3,241)	10,341

Total identifiable assets	$907,252	2,561	(2,038)	907,775

	2002

	Bank	CNBM	Intersegment	Total

Net interest income	$29,850	13	(13)	29,850
Non-interest income	11,448	2,749	(2,317)	11,880

Total revenues	41,298	2,762	(2,330)	41,730

Provision for loan losses	2,306	-	-	2,360
Operating expenses	28,173	1,335	(30)	29,478

Total expenses	30,479	1,335	(30)	31,784

Income before tax	10,819	1,427	(2,300)	9,946
Income tax	2,201	563	-	2,764

Net income	$8,618	864	(2,300)	7,182

Total identifiable assets	$825,253	4,399	(3,949)	825,703

	2001

	Bank	CNBM	Intersegment	Total

Net interest income	$26,114	6	(6)	26,114
Non-interest income	9,692	1,860	(1,007)	10,545

Total revenues	35,806	1,866	(1,013)	36,659

Provision for loan losses	1,431	-	-	1,431
Operating expenses	25,866	1,311	(30)	27,147

Total expenses	27,297	1,311	(30)	28,578

Income before tax	8,509	555	(983)	8,081
Income tax	2,216	203	-	2,419

Net income	$6,293	352	(983)	5,662

Total identifiable assets	$725,573	2,773	(2,302)	726,044

30

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001
(19) Condensed Financial Information - Parent Company Only

The following are the condensed balance sheets, statements of income, and statements of cash flows for Canandaigua National Corporation, (dollars in thousands).
Balance Sheets
	December 31,

	2003	2002

Assets:
Cash in subsidiary bank	$2,319	1,625
Securities available for sale	8,858	8,304
Premises and equipment, net	618	644
Investment in Bank	67,945	59,955
Investment in nonbank subsidiaries	1,886	2,414
Other assets	71	521

Total assets	$81,697	73,463

Liabilities:
Junior subordinated debentures	$20,099	20,028
Other liabilities	29	18

Total liabilities	20,128	20,046

Stockholders' Equity:
Common stock	9,732	9,732
Additional paid-in capital	6,958	6,958
Retained earnings	45,729	37,655
Treasury stock (9,421 shares in 2002
and 9,963 shares in 2001)	(1,158)	(1,159)
Accumulated other comprehensive income	308	231

Total Stockholders' Equity	61,569	53,417

Total Liabilities and Stockholders' Equity	$81,697	73,463

Statements of Income
	Years ended December 31,

	2003	2002	2001

Dividends from Bank	$480	1,880	1,776
Dividends from nonbank subsidiaries	2,100	616	-
Other income	459	275	80
Interest and other expense	(1,118)	(703)	(112)

Income before undistributed income of subsidiaries	1,921	2,068	1,744
Undistributed current year income of subsidiaries	7,462	4,594	3,725

Income before taxes	9,383	6,662	5,469
Income tax benefit	958	520	193

Net income	$10,341	7,182	5,662

31

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001
(19) Condensed Financial Information - Parent Company Only (continued)
Statements of Cash Flow
	Years ended December 31,

	2002	2002	2001

Cash flows from operating activities
Net income	$7,182	7,182	5,662
Adjustments to reconcile net income to net cash
from operating activities:
Depreciation and amortization and accretion	93	38	25
Undistributed current year earnings of subsidiaries	(7,462)	(4,594)	(3,725)
Other	447	141	(172)

Net cash provided by operating activities	3,419	2,767	1,790

Cash flows from investing activities:
Purchase of securities available for sale	(2,459)	(8,210)	-
Proceeds from call of securities available for sale	2,000
Capital investment in subsidiaries	-	(10,619)	(900)
Return of capital from subsidiary	-	-	900
Fixed assets purchased, net	-	(8)	-

Net cash used in investing activities	(459)	(18,837)	-

Cash flows from financing activities:
Proceeds from junior subordinated debentures, net	-	19,389	-
Proceeds from sale of treasury stock	1	86	71
Dividends paid	(2,267)	(1,955)	(1,921)

Net cash provided by (used in) financing activities	(2,266)	17,520	(1,850)

Net increase (decrease) in cash	694	1,450	(60)
Cash at beginning of year	1,625	175	235

Cash at end of year	$2,319	1,625	175

(20) Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents

For these short-term instruments that generally mature 90 days or less, the carrying value approximates fair value.

Securities

Fair values for securities are based on quoted market prices or dealer quotes, where available. Where quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Included herein are the Bank's required investments in stock of the Federal Home Loan Bank and the Federal Reserve Bank.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by interest type such as floating-, adjustable-, and fixed-rate loans, and by portfolios such as commercial, mortgage, consumer and other.

32

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001
(20) Fair Values of Financial Instruments (continued)

The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan category. The estimate of maturity is based on the average maturity for each loan classification.

Delinquent loans (not in foreclosure) are valued using the method noted above. While credit risk is a component of the discount rate used to value loans, delinquent loans are presumed to possess additional risk. Therefore, the calculated fair value of loans delinquent more than 30 days but less than 91 days delinquent, is reduced by an allocated amount of the allowance for loan losses. The fair value of loans currently in foreclosure is estimated to approximate carrying value, as such loans are generally carried at fair value.

Deposits

The fair value of demand deposits, savings accounts, and money market accounts is the amount payable on demand at the reporting date. The fair value of fixed maturity time deposits is estimated using a discounted cash flow approach that applies current market rates to a schedule of aggregated expected maturities on time deposits.

Borrowings

The fair value of borrowings is calculated by discounting scheduled cash flows through the estimated maturity using market rates presently available for new borrowings.

Junior subordinated debentures

The fair value of the adjustable-rate junior subordinated debentures approximates their carrying amount.

The estimated fair values of the Company's financial instruments are as follows (dollars in thousands):
	December 31, 2003		December 31, 2002

	Carrying	Fair	Carrying	Fair
	Amount	Value(1)	Amount	Value(1)

Financial Assets:
Cash and equivalents	$93,606	93,606	49,857	49,857
Securities	$188,189	192,460	165,443	169,948
Loans-net	$595,915	600,601	580,663	583,335
Mortgage servicing rights	$1,402	1,443	656	661

Financial Liabilities:
Deposits:
Demand accounts, savings and
money market accounts	$622,062	622,062	519,265	519,265
Time deposits	$196,096	197,510	225,134	227,497
Borrowings	$995	1,036	1,048	1,007
Junior subordinated debentures	$20,099	20,000	19,409	20,000

Off-balance-sheet commitments:
Letters of credit	$202	202		181
Unused lines of credit	$-	-	-	-
Commitments to sell real estate loans	$20	20	-	-

(1)Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value of commitments to extend credit approximates the fee charged to make the commitments.
33

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001
Common Stock Data

The Company's stock is not actively traded nor is it traded in the over-the-counter market. In addition, it is not listed with a national securities exchange. Due to the limited number of transactions, the weighted average sale price may not be indicative of the actual market value of the Company's stock. The following table sets forth a summary of the weighted average (known open-market) sales price, book value at quarter end, and semi-annual dividends paid per share since the first quarter of 1998. All per-share calculations have been restated to reflect the three-for-one stock split in 2002.

	Average		Dividend
	Sales Price	Book Value	Paid

2003
4th quarter	$293.85	$129.02
3rd quarter	241.06	$124.67	$2.60
2nd quarter	213.07	$120.69
1st quarter	188.43	$115.23	$2.15

2002
4th quarter	no sales	$111.94
3rd quarter	$171.88	$106.56	$2.05
2nd quarter	no sales	$106.10
1st quarter	no sales	$102.76	$2.05

2001
4th quarter	no sales	$100.98
3rd quarter	$157.64	$98.46	$2.02
2nd quarter	$152.73	$96.46
1st quarter	no sales	$93.41	$2.01

2000
4th quarter	no sales	$92.96
3rd quarter	no sales	$91.96	$1.99
2nd quarter	$152.54	$90.90
1st quarter	$151.40	$88.61	$1.98

1999
4th quarter	no sales	$89.34
3rd quarter	$145.73	$87.62	$1.92
2nd quarter	$137.99	$88.45
1st quarter	$133.33	$87.84	$1.91

1998
4th quarter	no sales	$88.65
3rd quarter	$120.17	$87.03	$1.84
2nd quarter	no sales	$86.91
1st quarter	$117.05	$85.23	$1.83
As stated above, the stock of the Company is not listed with a national securities exchange; therefore, no formal bid and asked-for quotations are available.
34

CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES
Officers

Office of the President	Operations
George W. Hamlin, IV, President, CEO, Trust and CRA Officer	David R. Morrow, Senior Vice President
Jean M. Baldick, Assistant Vice President, Executive Assistant to	Sandra U. Roberts, Vice President - Manager Data Processing
the President	Michael A. Mandrino, Assistant Vice President - Information
Systems Architect
Retail Services	Barbara A. Finch, Assistant Vice President - Banking Operations Manager
Robert G. Sheridan, Senior Vice President - Cashier
Richard T. Wade, Vice President - Consumer Loans	Audit
William J. Van Damme, Vice President	Linda M. Rogers, CFSA, CBA, Vice President - Corporate Audit Manager
Lori R. Ellis, Assistant Vice President	Gretchen A. Alles, Staff Audit Officer
Richard J. Ertel, Assistant Vice President	Antoinette M. Ertel, Staff Audit Officer
Cheryl A. Hurd, Assistant Vice President	Michelle A. LaMachia, Audit Officer
Brenda W. Stoker, Assistant Vice President	Paul J. Zschoche, Independent Internal Loan Review Officer

Commercial Services	Legal, Finance and Compliance
James C. Minges, Senior Vice President	Steven H. Swartout, Esq., Vice President and General Counsel
Wesley L. Talbett, Vice President	Lawrence A. Heilbronner, Vice President - Chief Financial Officer
Robert L. Lowenthal, Vice President	Kathleen J. Corry, Vice President - Accounting Manager
Gary L. Babbitt, Vice President	Vicki B. Mandrino, Compliance Officer
Richard A. Szabat, Vice President	Robert L. Simpson, Assistant Vice President - Reporting and Analysis
Michael J. Drexler, Vice President	Dawn C. Phelps, Assistant Vice President - Assistant Accounting Manager
Michael S. Mallaber, Vice President
JoAnn N. VanderSal, Vice President	Human Resources
Keith J. Goebel, Vice President	Mary Ann M. Ridley, Vice President - Human Resources
Bernard E. Belcher, Assistant Vice President	Marie E. Dastin, Human Resources Officer
Timothy A. Stone, Assistant Vice President	Nancy L. Thompson, Human Resource and Benefits Officer
Charleen H. Kalocsai, Assistant Vice President - Credit Administrator	Jan C. Schrader, Training Officer
Paul J. Zschoche, Banking Officer
Sandra J. Holley, Collateral Control Officer	Sales and Marketing
Joseph L. Dugan, Senior Vice President - Sales Manager
Wealth Strategies Services	Stephen R. Martin, Vice President - Marketing
Richard H. Hawks, Jr., Senior Vice President - Trust Officer	Tamra A.B. O'Donnell, Assistant Vice President - Product Manager,
Gregory S. MacKay, Senior Vice President - Chief Economist	Assistant CRA Officer
James M. Exton, Vice President - Investment Officer
Scott B. Trumbower, Vice President - Investment Officer	Corporate Security and Risk
Anthony D. Figueiredo, Vice President - Trust Officer	Judith M. Stewart, Senior Vice President - Corporate Operations
Mary Kay Bashaw, Vice President - Government Banking Officer	Risk Officer, Bank Security Officer
Paul R. Callaway, Vice President - Business Development Officer	Denise J. Goebel, Assistant Vice President, Bank Secrecy Officer
M.Beth Uhlen, Vice President - Manager Trust Operations
Sandra A. Lancer, Vice President - Employee Benefits Trust Officer	Personal Bankers
Thomas Christopher, Vice President - Investment Officer	Donna L. Cator, Bank Officer - Personal Banker
Sharon E. Greisberger, Vice President - Trust Administration Officer	Jason W. Fitzgerald, Bank Officer - Personal Banker
G. James Blatt, Vice President - Business Development Officer	Denise A. Kelly-Dohse, Bank Officer - Personal Banker
James P. Terwilliger, Vice President - Financial Planning Manager	Marcia M. Minges, Assistant Vice President - Personal Banker
Kevin D. Kinney, Assistant Vice President - Business Development Officer
Joseph P. Coonan, Trust Development Officer
David Guzzetta, Assistant Vice President, Investment Officer
Joan B. McCarthy, Assistant Vice President - Business Development Officer

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CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES
Community Banking Offices
Community Advisory Committees
Bloomfield	Honeoye
Barbara A. Thorpe, Assistant Vice President - Community Office	Deborah E. Rought, Assistant Vice President - Community Office
Sales Manager	Sales Manager
Judy A. Reader, Financial Services Representative	Sandra L. D'Angelo, Financial Services Representative

Brighton	Honeoye Falls
Julie Bagley, Community Office Sales Manager	Steven R. Benz, Community Office Sales Manager
Jennifer Hecker, Financial Services Representative	Audrey A. Evangelist, Financial Services Representative

Canandaigua	Irondequoit
Christopher M. Keys, Vice President - Cluster Sales Manger	Timi L. Wright, Assistant Vice President - Community Office Sales Manager
John W. VanVechten, Vice President - Financial Services Representative	Kressa Sweezy, Financial Services Representative
Evelyn Buisch, Financial Services Representative
Manchester-Shortsville
Canandaigua - Lakeshore	Henry A. Trickey, Jr., Assistant Vice President - Community Office
Dolores J. Reynolds, Assistant Vice President - Community Office	Sales Manager
Sales Manager	Amy Eagley, Financial Services Representative
Alexa Cremeans, Financial Services Representative
Mendon
Chili	Dianne M. Tucker, Community Office Sales Manager
Mary Anne Burkhart, Assistant Vice President - Community Office	Ellie N. Williams, Financial Services Representative
Sales Manager
Donna M. Cummings, Financial Services Representative	Perinton
Darrell J. Penlon, Assistant Vice President - Community Office Sales Manager
Customer Call Center	Cynthia S. Doyle, Financial Services Representative
Tracie G. Evans, Call Center Manager
Pittsford
Eastview Mall	Karen C. Serinis, Vice President - Cluster Sales Manager
Lisa J. Blakesley, Assistant Vice President - Community Office Sales Manager	Annalisa Underwood, Financial Services Representative
Lindsay M. Austin, Service Manager
Rochester
Farmington	Louis P. Nau, Assistant Vice President - Community Office Sales Manager
Diane C. Mordue, Assistant Vice President - Community Office Sales Manager	Kimberly F. Powderly, Financial Services Representative
Cindy Walton, Financial Services Representative
Victor
Greece	Lisa J. Blakesley, Assistant Vice President - Community Office Sales Manager
Laurel L. Harrington, Assistant Vice President - Community Office	Samantha A. Johnson, Financial Services Representative
Sales Manager
Pamela Schaber, Financial Services Representative	Webster
Kathleen C. Amberge, Vice President - Cluster Sales Manager
Jody A. Maloney, Financial Services Representative

Bloomfield Office	Honeoye Office	Manchester -	Perinton Office	Webster Office
Joseph Ferris, DVM	Ralph C. Annechino	Shortsville Office	Charles A. Beck	Kathleen C. Amberge
David Hamlin, Jr	John H. Chrisman, Jr.	Gary H. Bliss	Lorain K. Francis	David W. Nytch
Frank J. Marianacci	Deborah E. Rought	Mary C. Record	T C Lewis	Jeffrey C. Riedel
Judith S. Smith	Herbert E. Treble	Henry A. Trickey, Jr.	Dr. Anthony W. LoVerdi	Ross J. Willink
Barbara A. Thorpe	George A. Ward	Charles D. Zonneville	Darrell J. Penlon

Farmington Office	Honeoye Falls Office	Mendon Office	Victor Office
Anne P. Fessler, DVM	Steven R. Benz	Marvin E. Hogan	Gary L. Bennett
Diane C. Mordue	Thomas H. Green	A. Jack Leckie	Lisa J. Blakesley
Lawrence E. Potter	Mary Louise Meisenzahl	Charles H. Meisenzahl	Donald J. Culeton
Mary Catherine VanBortel	Michael J. Tobin	Dianne M. Tucker	William J. Turner
Clayton G. Zuber
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CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

THE ARTHUR S. HAMLIN AWARD FOR EXCELLENCE
Every year, the bank recognizes the outstanding contribution of one of its own with the Arthur S. Hamlin Award. Employees are encouraged to nominate one of their peers who has
demonstrated exceptional performance and dedication to the
bank. Congratulations to this year's recipient: Jason Ingalls.

" I truly appreciate the honor of being recognized as the
recipient of the Arthur S. Hamlin Award for 2002. This
award is extremely important to me for two reasons:
first, because I was nominated by my co-workers, and
second, because Mr. Hamlin's dedication and commitment
to the Bank and our community make him a role model
for all. Thank you to the remarkable employees who make
up the Canandaigua National family."
Jason Ingalls, 2002 Arthur S. Hamlin Award Recipient

2 0 0 3 N O M I N E E S

Lisa Blakesley	Donna Leone	Kelly Sheridan
Donna Cator	Ellen Miller	Jim Smith
Bonnie Davies	Glenda Sheehe

P A S T R E C I P I E N T S

Brenda Stoker 2001	Kathy Lafler 1997	Susan Foose 1994	Michael O'Donnell 1991
Lena Hayes 2000	Jeannie Baldick 1996	Kathleen Corry 1993	Jerry Drake 1990
Dawn Phelps 1999	Amy Eagley 1995	James Roth 1992	Linda Keyes 1989
Beth Uhlen 1998	Regina Kesel 1995
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CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

He Showed Us the Way.

A T R I B U T E

Arthur Sears Hamlin 1910 - 2003

Arthur Sears Hamlin was born and raised in Canandaigua, educated at The Hotchkiss School, and was graduated from Yale in 1933, just months after the Bank Holiday in the depths of the Great Depression. He worked initially for the investment firm of Smith & Hall in Rochester, spending a good deal of his time working on the bond accounts of country banks. He became a Director of The Hamlin National Bank in 1941, and a Director of The Canandaigua National Bank in 1942, bringing with him his expertise in handling bank investments. When his father, George W. Hamlin, died in 1947, Arthur was named President at the age of 36, in which capacity he served for 32 years until retiring in 1979. During his stewardship, the assets of the Bank grew from $11 million to $85 million. He continued to serve as a member of the Board of Directors until 1994, succeeding his brother, Frank, as Chair in 1985.

A keen intellect and a gracious countenance, Arthur's expertise and sound judgment were highly sought after in the banking industry. The likes of

Arthur Burns and Paul Volker - the leaders of the Federal Reserve of Arthur's era - sought and received his advice and counsel before and after his three years as a Director of the Federal Reserve Bank of New York. This wise, gentle man loved this Bank, was devoted to his family, and watched over this community. He nurtured the Ontario Children's Home, the Granger Homestead, Sonnenberg Gardens, the Thompson Hospital, among many other organizations too numerous to list.

As we reflect on his considerable contributions and influences over his 93 years, we note the loss, but also celebrate the enormous gain which each of us has realized by having known him. As a reminder, we present the Arthur S. Hamlin Award each year to an employee who has demonstrated Arthur's high standards of performance and dedication to the Bank and the community. What we are today as an institution was built on the principles that he embraced and gave to us as a beacon to guide and assure our continued success.

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CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Proud to Have Called Them Friends.

John Sears Higinbotham	George W. Wade
1922 - 2003	1910-2003

John Sears Higinbotham began his career with the Bank following service in the Army Air Corps in World War II and his subsequent graduation from Hanover College in 1948. John's first position with the Bank was as a mail carrier; he retired in 1987 as Vice President and Manager of the Bank's Honeoye branch office. John was a founding member of the Genesee Valley Antique Car Association and took great delight in driving his antique cars. John was also a member of the Society for the Preservation and Encouragement of Barbershop Quartet Singing in America, and was a Big Band jazz aficionado personally acquainted with many of the jazz greats of that era. John never met a stranger during his 80 years, and we are happy to have had his service and friendship for so many years.

George W. Wade was born and raised in Canandaigua and was a graduate of St. Mary's School and Canandaigua Academy. He joined The Canandaigua National Bank and Trust Company in November of 1931 following the failure of his former employer, The Ontario Trust Co. George climbed the ranks at the Bank to become a Vice President and was well known for his friendly warm nature. If someone came into the Bank with a problem, George was often seen with his arm around the customer advising him "not to worry, we will fix it." George was past president of the Ontario County Bankers Association and a member of many civic organizations in our community. George retired in 1980 following a 50-year career with the Bank.

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CANANDAIGUA NATIONAL CORPORATION AND SUBSIDIARIES

Our new home in Penfield.

2003 saw the planning for and construction of our 20th Community Branch and continued expansion of our market footprint with the anticipated March 2004 opening of the Penfield Community Office at 1816 Penfield Road - the Historic Four Corners.

The architecture of the Penfield branch incorporates the storied history of this four-corner's crossroad and reflects the local history and many businesses that have come before. The two-story, late 1800's period design features a wrap-around porch and is the anchor to plans for the Penfield Historic Four Corners Revitalization.

Customers are welcomed with a rich, warm, inviting tavern keeping room featuring a period, soap-stone stove, wainscoting ceiling, mahogany trim, chandeliers and a winding staircase. Our signature sit-down teller counters add to the welcoming atmosphere. The special touches of a Children's Nook and second-floor community meeting room, available for gatherings of local organizations, round out this uniquely styled office.

Like all our offices, the Penfield branch avoids the cookie-cutter approach to banking. We're confident that designing each branch to blend in with its community will lead to consistent success.

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